Filed Pursuant to Rule 433

Registration No. 333-159551

July 27, 2009

Final Term Sheet

Nexen Inc.

	6.20% Notes due 2019	7.50% Notes due 2039
Issuer:	Nexen Inc.	Nexen Inc.

Anticipated Ratings (Moody’s/S&P/DBRS):	Baa3 (Stable) / BBB- (Stable)/ BBB (Stable)	Baa3 (Stable) / BBB- (Stable)/ BBB (Stable)

Format:	SEC Registered	SEC Registered

Pricing Date:	July 27, 2009	July 27, 2009

Settlement Date (T+3):	July 30, 2009	July 30, 2009

Maturity Date:	July 30, 2019	July 30, 2039

Principal Amount:	$300,000,000	$700,000,000

Benchmark:	UST 3.125% due May 15, 2019	UST 3.500% due February 15, 2039

Benchmark Yield:	3.727%	4.647%

Re-offer Spread:	+250bps	+290bps

Re-offer Yield to Maturity:	6.227%	7.547%

Coupon:	6.20%	7.50%

Public Offering Price:	99.801%	99.445%

Optional Redemption:	Make whole call UST+ 40 bps	Make whole call UST+ 45 bps

Interest Payment Dates:	January 30 and July 30, beginning January 30, 2010	January 30 and July 30, beginning January 30, 2010

CUSIP/ISIN:	65334H AK8 / US65334HAK86	65334H AJ1 / US65334HAJ14

Joint Bookrunning Managers:	Banc of America Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.	Banc of America Securities LLC BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Co-Managers:

Citigroup Global Markets Inc.

TD Securities (USA) LLC

CIBC World Markets Corp.

RBC Capital Markets Corporation

Scotia Capital (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

BMO Capital Markets Corp.

SG Americas Securities, LLC

Wells Fargo Securities, LLC

Daiwa Securities America Inc.

Desjardins Securities International Inc.

Citigroup Global Markets Inc.

TD Securities (USA) LLC

CIBC World Markets Corp.

RBC Capital Markets Corporation

Scotia Capital (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

BMO Capital Markets Corp.

SG Americas Securities, LLC

Wells Fargo Securities, LLC

Daiwa Securities America Inc.

Desjardins Securities International Inc.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Banc of America Securities LLC at (800) 294-1322, BNP Paribas Securities Corp. at (800) 854-5674, or Deutsche Bank Securities Inc. at (800) 503-4611.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time, and each security rating should be evaluated independently of any other security rating.